Exhibit 99.1

AT THE COMPANY	ON THE WEB
Robert O’Brien	www.forestcity.net
Executive Vice President – Chief Financial Officer
216-621-6060

Jeff Linton
Senior Vice President – Corporate Communication
216-621-6060

FOR IMMEDIATE RELEASE

Forest City Reports Fiscal 2013 Third-Quarter and Year-to-Date Results

•	Company continues strategic transformation with core-market focus, deleveraging

•	Non-cash impairment, other transactional items impact quarterly FFO

•	QIC joint venture closing generates $381.6 million net gain, $340 million cash liquidity

•	Ratings upgrades reflect improved balance sheet, reduced risk

CLEVELAND, Ohio - December 9, 2013 - Forest City Enterprises, Inc. (NYSE: FCEA and FCEB) today announced FFO, Operating FFO, net earnings/loss and revenues for the year to date and the third quarter ended October 31, 2013.

FFO
Third-quarter FFO (funds from operations) was a loss of $19.0 million, compared with positive FFO of $79.6 million in the third quarter of 2012. On a fully diluted, per-share basis, third-quarter 2013 FFO was a loss of $0.10, compared with positive FFO of $0.37 per share in 2012. Year-to-date FFO was $112.8 million, or $0.55 per share, compared with $189.9 million, or $0.91 per share, for the first nine months of 2012.

The largest factor impacting the quarterly FFO variance was a 2013 non-cash impairment of non-depreciable real estate of $97.4 million, related to a development property in Las Vegas that the company has determined it does not intend to hold long term. Other factors impacting the quarter-over-quarter variance included increased write-offs of abandoned development projects of $26.1 million, $12.3 million in increased losses on extinguishment of debt related to redemption of the company’s 7.375 percent Senior Notes due 2034 and remaining 6.50 percent Senior Notes due 2017, and $10.2 million of reduced capitalized interest on projects under construction as the company has reduced the size of its under-construction and development pipeline.

Partially offsetting these factors in the third quarter were increased income tax benefits of $63.4 million compared with the same period in the prior year, a pre-tax FFO increase of $7.4 million from the Nets, primarily due to a decrease in allocated losses, reduced interest expense on the mature portfolio of $4.7 million, decreased corporate expenses of $4.5 million, which includes decreased corporate interest expense of $3.2 million as a result of the company’s efforts to improve its balance sheet and debt metrics.

FFO and FFO per share are non-GAAP measures commonly used by publicly traded real estate companies. Included with this press release is a table reconciling net earnings (loss), the most comparable GAAP measure, to FFO.

Operating FFO
Third-quarter Operating FFO was $41.3 million, compared with $62.3 million in the third quarter of 2012. Year-to-date Operating FFO was $121.9 million, compared with $182.3 million for the first nine months of 2012. Factors impacting Operating FFO are illustrated in bridge diagrams included in the company's Third Quarter 2013 Supplemental Package furnished to the Securities and Exchange Commission (SEC) and available on the company's website, www.forestcity.net.

Operating FFO is a non-GAAP measure derived from FFO. The company believes Operating FFO provides investors with additional information about its core operations. Included with this press release is a table reconciling Operating FFO to FFO.

Net Earnings/Loss
Third-quarter net earnings attributable to Forest City Enterprises, Inc. were $153.3 million, compared with a net loss of $1.1 million in the third quarter of 2012. A primary factor impacting the positive net earnings variance for the quarter was the closing of joint ventures with QIC for a portfolio of seven of Forest City’s regional retail malls. That closing resulted in a net gain on disposition of partial interest of $381.6 million. Net earnings for the nine months ended October 31, 2013, were $117.7 million, compared with a net loss of $22.0 million for the same period in 2012.

Third-quarter net earnings attributable to Forest City Enterprises, Inc. common shareholders were $153.3 million, or $0.67 per share, compared with a net loss of $18.8 million, or $0.11 per share, in the same period in 2012. For the first nine months of 2013, net earnings attributable to common shareholders were $117.5 million, or $0.57 per share, compared with a net loss of $47.5 million, or $0.28 per share for the first nine months of 2012. Per-share amounts are on a fully diluted basis.

Additional explanations of factors impacting FFO, Operating FFO and net earnings for the third quarter and first nine months of 2013 is included in the company's Third Quarter 2013 Supplemental Package furnished to the SEC and available on the company's website, www.forestcity.net.

Revenues
Third-quarter 2013 consolidated revenues from real estate operations were $266.2 million, compared with $272.8 million for the comparable period in 2012. For the first nine months of 2013, consolidated revenues from real estate operations were $853.9 million, compared with $791.7 million for the first nine months of 2012.

Commentary
“Our results in the third quarter directly reflect the ongoing execution of our strategies to focus on core markets where we have strong assets and entitled development opportunities, and improve our balance sheet and debt metrics to build a strong, sustaining capital structure,” said David J. LaRue, Forest City president and chief executive officer. “Our FFO results for the quarter were negatively impacted by approximately $145 million of non-cash and other transactional factors. These included a $97.4 million impairment of a development project in Las Vegas, $26.5 million of increased write-offs of abandoned development properties, $13.1 million of increased losses on extinguishment of debt, and $8.2 million of demolition costs at Ten MetroTech in Brooklyn. Absent those items, and net of the tax impact, quarterly FFO would have been in line with consensus estimates.

“A major event for Forest City in the third quarter was the closing of our joint ventures with QIC for a portfolio of seven of our regional retail malls. This new strategic capital partnership is a great opportunity to work with an experienced global investor to enhance and further invest in these retail malls. The closing was also a major liquidity event, generating approximately $340 million, the majority of which we have used in our ongoing deleveraging, with the remainder to be used to fund expansion, renovation and other reinvestment in these centers.

“Our operating results continue to demonstrate strength in the mature portfolio, particularly in apartments, where comparable property net operating income was up ahead of peer averages. Retail comp NOI was up modestly, trailing peer averages due to ongoing repositioning and renovation projects at a number of centers. Office comp NOI was down, driven by vacancy at One Pierrepont Plaza in Brooklyn. We continued to see steady sales growth on a rolling 12-month basis in our regional malls during the quarter, as well as higher average monthly rents in our comparable apartments. New leases in both our office and retail portfolios were also up over prior rents on a rolling 12-month basis. Comp occupancies also increased across all our major property types, compared with the third quarter of 2012.

“During the quarter, we continued to execute on our deleveraging strategy, including redemption of our 2034 Senior Notes, our remaining 2017 Notes, and, after the end of the quarter, our remaining 2014 Notes. We were gratified to see our ongoing efforts to improve our balance sheet and debt metrics acknowledged with ratings upgrades from both

Moody’s and Standard & Poor's during the third quarter. We also continued the disposition of non-core properties, with two asset sales completed in Pittsburgh, including the last hotel in our portfolio.

Atlantic Yards
“As our investors are aware, we have been actively committed to Atlantic Yards in Brooklyn for a decade, even as the project has been delayed by numerous lawsuits from opponents and the impact of the recession. To date, we and our minority partners have invested equity of approximately $545 million, with total costs of approximately $770 million, including debt. This significant investment, made while overcoming multiple unforeseen obstacles, reflects Forest City’s unwavering commitment to this project over the past 10 years, and includes development costs, interest carry and other costs. In addition to our current investment, we are committed to invest in future project costs, including construction of the permanent rail yard, the foundations and a platform above the rail yard, land acquisition and air rights.

“In October, we announced a memorandum of understanding with the Greenland Group to create a joint venture to continue the development of Atlantic Yards in Brooklyn. We are excited about the potential opportunity this joint venture presents to accelerate vertical development at the project, including delivery of affordable housing. We hope to reach a definitive agreement with Greenland in the fourth quarter, but cannot give assurances that the transaction will occur. If the joint venture closes, there is a strong possibility the project will convert from full consolidation to equity-method accounting treatment on our books. The change in accounting treatment would require us to record our investment in the project at the lesser of fair value or our current carrying cost, likely resulting in a non-cash impairment in the range of $250 million to $350 million, as early as our fourth quarter, to more closely reflect current market values. The likely impairment relates only to land and other costs to date, and not to Barclays Center and B2, which are not part of the contemplated joint venture with Greenland Group.

“If we are able to finalize our strategic partnership, the Greenland Group will invest with us, in proportion to their acquired ownership in future project costs, including a capital contribution for certain costs to date, and their share of the equity required for future vertical development. We believe creating a joint venture with the Greenland Group would further strengthen our ability to take this important project to the next level. It would also align with our strategy of creating partnerships to activate our pipeline, generate liquidity and reduce risk.”

Yearend Change
“As a reminder to investors, Forest City is completing the transition from a January 31 fiscal yearend to a calendar yearend and we will report results for an 11-month year ending December 31, 2013. Beginning in 2014, we will report on calendar quarters and a full, 12-month calendar year.”

NOI, Occupancies and Rent
Overall comparable property NOI decreased 0.1 percent during the third quarter, compared with the same period in 2012, with increases of 5.3 percent in apartments and 0.5 percent in retail, and a decrease of 4.0 percent in office.

Comparable property NOI, defined as NOI from stabilized properties operated in the three months ended October 31, 2013 and 2012, is a non-GAAP financial measure and is based on the pro-rata consolidation method, also a non-GAAP financial measure. Included in this release are schedules that present comparable property NOI on the full-consolidation method and a reconciliation of NOI to net earnings (loss).

Comparable office occupancies increased to 92.6 percent at October 31, 2013, compared with 92.0 percent last year. On a rolling 12-month basis, rent per square foot in new office leases increased 5.6 percent over expiring leases.

At October 31, 2013, comparable retail occupancies were 92.4 percent, up from 92.0 percent in 2012. Sales in the company's regional malls averaged $482 per square foot on a rolling 12-month basis, up from $465 per square foot for the same period in 2012, and up from $480 per square foot in the second quarter of 2013. Year-to-date comparable sales in the company's regional malls increased 1.6 percent, compared with results for the comparable period in 2012. In the third quarter, new, same-space leases in the company's regional malls increased 15.2 percent over prior rents on a rolling 12-month basis.

In the residential portfolio, comparable average occupancies year to date were 94.8 percent, up from 94.5 percent for the comparable period last year. For the first nine months of 2013, average monthly residential rents for the company's comparable apartments rose to $1,296, a 3.8 percent increase compared with $1,249 for the comparable period in 2012. Comparable average rents in the company's core markets were $1,692, a 4.5 percent increase from $1,619 for the same period in 2012.

Debt Maturities, Financing Activity and Liquidity
Since January 31, 2013, the company has addressed, through closed loans and committed financings, $832.6 million ($1.0 billion at pro-rata) of the $835.6 million ($1.0 billion at pro-rata) of long-term debt maturities coming due in fiscal year 2013. Additionally, since January 31, 2013, the company addressed $1.5 billion ($1.0 billion at pro-rata) of loans maturing in future years.

In financing its real estate assets, the company uses nonrecourse mortgage debt at the property level and seeks to fix interest rates on its mortgage debt through long-term financings in order to take advantage of historically low interest rates in the current environment. At October 31, 2013, the company's overall weighted-average cost of debt decreased to 4.81 percent, compared with 5.10 percent at October 31, 2012. Fixed-rate debt represented 80 percent of total debt at October 31, 2013. The company's weighted-average life of its debt increased to 8.1 years at October 31, 2013, from 6.9 years at October 31, 2012.

At the end of the third quarter, the company had $249.2 million at the company's pro-rata share ($217.2 million at full consolidation) in cash on its balance sheet and $365.0 million of available capacity on its bank revolving credit facility.

Project Openings and Under Construction
During the third quarter, the company began phased opening of two new apartment projects: 1111 Stratford, a 128-unit community in Stratford, Connecticut, and Aster Conservatory Green at Stapleton in Denver, a 352-unit community. To date, a total of 151 units have been delivered between the two projects and the company has executed leases for 65 of those units. Also in the third quarter, the company completed Lumber Shed, a 32,000-square-foot, adaptive reuse office building with street-level retail at The Yards in Washington, D.C. The office component of Lumber Shed will become the new location of Forest City's Washington, D.C. office. Overall, the property is 80 percent leased.

At the end of the third quarter, Forest City had six projects under construction at a total cost of $320.1 million at the company's pro-rata share ($405.6 million at full consolidation). All six of the projects under construction are apartment communities. They are:

•
B2 BKLYN at Atlantic Yards, a 363-unit property being built using a modular construction process in partnership with Skanska USA. Half of B2's units will be reserved for low, moderate and middle income households. Delivery of the first modules is expected this month, and the project is expected to be completed in the fourth quarter of 2014.

•	2175 Market Street in San Francisco, an 88-unit apartment community that is expected to be completed in the third quarter of 2014.

•
Twelve12, a 218-unit apartment project at The Yards in Washington, D.C., that includes 88,000 square feet of street-level retail. The project is expected to open in the third quarter of 2014 and 92 percent of the retail component is currently leased.

•	3700M, a 381-unit apartment community in Dallas that is expected to open in the third quarter of 2014.

•	Radian (formerly 120 Kingston), a 240-unit apartment community in Boston. Completion is anticipated in the second quarter of 2014.

•	Winchester Lofts, a 158-unit adaptive reuse of a historic industrial building in New Haven, Connecticut. The project is expected to be completed in the third quarter of 2014.

Outlook
"As we have stated previously, 2013 is a transformational year for Forest City. As we continue to execute on our strategic plan, the decisions we make will create near-term volatility as we reshape the business," said LaRue. “Nonetheless, we are encouraged by the performance of our mature portfolio, the future value-creation opportunities in our development pipeline, and the strength of the markets on which we are focused. There is more to be done, including the stabilization of both Ridge Hill and Barclays Center, and we remain confident in our strategic direction and in our ability to sustain and grow long-term value for our shareholders.”

Corporate Description
Forest City Enterprises, Inc. is an NYSE-listed national real estate company with $9.3 billion in total assets. The company is principally engaged in the ownership, development, management and acquisition of commercial and residential real estate and land throughout the United States. For more information, visit www.forestcity.net.

Supplemental Package
Please refer to the Investor Relations section of the company's website at www.forestcity.net for a Supplemental Package, which the company will also furnish to the SEC on Form 8-K. This Supplemental Package includes operating and financial information for the three and nine months ended October 31, 2013 and 2012, with reconciliations of non-GAAP financial measures, such as FFO, Operating FFO, NOI, comparable NOI and results prepared using the pro-rata consolidation method, to their most directly comparable GAAP financial measures.

FFO
The company uses FFO, along with net earnings (loss) to report its operating results. The majority of the company's peers in the publicly traded real estate industry are Real Estate Investment Trusts (“REITs") and report operations using FFO as defined by the National Association of Real Estate Investment Trusts ("NAREIT"). FFO provides supplemental information about the company's operations. Although FFO is not presented in accordance with GAAP, the company believes it is necessary to understand its business and operating results, along with net earnings, the most comparable GAAP measure.

FFO is defined by NAREIT as net earnings excluding the following items, at the company's proportionate share: i) gain (loss) on disposition of rental properties, divisions and other investments (net of tax); ii) non-cash charges for real estate depreciation and amortization; iii) impairment of depreciable real estate (net of tax); iv) extraordinary items (net of tax); and v) cumulative or retrospective effect of change in accounting principle (net of tax). Net earnings (loss), the most comparable financial measure calculated in accordance with GAAP, is reconciled to FFO in the table titled Reconciliation of Net Earnings (Loss) to FFO below and in the company's Supplemental Package, which the company will also furnish to the SEC on Form 8-K.

Operating FFO
Operating FFO is defined as FFO, as defined by NAREIT, adjusted to exclude: i) activity related to land held for divestiture (including impairment charges); ii) impairment of non-depreciable real estate; iii) write-offs of abandoned development projects; iv) income recognized on state and federal historic and other tax credits; v) gains or losses from extinguishment of debt; vi) change in fair market value of nondesignated hedges; vii) gains or losses on change in control of interests; viii) the adjustment to recognize rental revenues and rental expense using the straight-line method; ix) participation payments to ground lessors on refinancing of properties; x) other transactional items; xi) the Nets pre-tax FFO; and xii) income taxes on FFO. The company believes its presentation of FFO and Operating FFO provides important supplemental information to its investors. Operating FFO may not be directly comparable to similarly titled measures reported by other companies.

Pro-Rata Consolidation Method
This press release contains certain financial measures prepared in accordance with GAAP under the full consolidation accounting method and certain financial measures prepared in accordance with the pro-rata consolidation method (non-GAAP). The company presents certain financial amounts under the pro-rata method because it believes this information is useful to investors as this method reflects the manner in which the company operates its business. In line with industry practice, the company has made a large number of investments in which its economic ownership is less than 100 percent as a means of procuring opportunities and sharing risk. Under the pro-rata consolidation method, the company presents its investments proportionate to its economic share of ownership. Under GAAP, the full consolidation method is used to report partnership assets and liabilities consolidated at 100 percent if deemed to be under its control or if the company is deemed to be the primary beneficiary of the variable interest entities ("VIE"), even if its ownership is not 100 percent. The company provides reconciliations from the full consolidation method to the pro-rata consolidation method in the exhibits below and throughout its Supplemental Package, which the company will also furnish to the SEC on Form 8-K.

NOI
NOI, a non-GAAP measure, is defined as revenues (excluding straight-line rent adjustments) less operating expenses (including depreciation and amortization for non-real estate groups) plus interest income, equity in earnings (loss) of unconsolidated entities (excluding gain (loss) on disposition, gain (loss) on land held for divestiture activity and impairment of unconsolidated entities), interest expense, gain (loss) on extinguishment of debt and depreciation and amortization of unconsolidated entities. The company believes NOI provides management, as well as investors, with additional information about the company's core business operations and, along with earnings, is necessary to understand the business and operating results. NOI may not be directly comparable to similarly-titled measures reported by other companies.

Comparable NOI
In addition to NOI, the company uses comparable NOI as a metric to evaluate performance of its operating rental property portfolio, specifically for multi-family, office and retail properties. This measure provides a same-store comparison of operating results of all stabilized properties that are open and operating in both periods presented. Write-offs of abandoned development projects, development costs and unallocated management and service company overhead, net of tax credit income, are not directly attributable to an operating property and are considered non-comparable NOI. In addition, certain income and expense items at the property level, such as lease termination income, real estate tax assessments or rebates and participation payments as a result of refinancing transactions and NOI impacts of changes in ownership percentages, are removed from comparable NOI and are included in non-comparable NOI. Other properties and activities such as Arena, hotels, subsidized senior housing, military housing, the Nets, corporate activities and land are not evaluated on a same-store basis and the NOI from these properties and activities are considered non-comparable NOI.

Safe Harbor Language
Statements made in this news release that state the company's or management's intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. The company's actual results could differ materially from those expressed or implied in such forward-looking statements due to various risks, uncertainties and other factors. Risks and factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the impact of current lending and capital market conditions on its liquidity, ability to finance or refinance projects and repay its debt, the impact of the current economic environment on its ownership, development and management of its commercial real estate portfolio, general real estate investment and development risks, using modular construction as a new construction methodology and investing in a facility to produce modular units, vacancies in its properties, further downturns in the housing market, competition, illiquidity of real estate investments, bankruptcy or defaults of tenants, anchor store consolidations or closings, international activities, the impact of terrorist acts, risks of owning and operating an arena, risks associated with an investment in a professional sports team, its substantial debt leverage and the ability to obtain and service debt, the impact of restrictions imposed by its credit facility and senior debt, exposure to hedging agreements, the level and volatility of interest rates, the continued availability of tax-exempt government financing, the impact of credit rating downgrades, effects of uninsured or underinsured losses, effects of a downgrade or failure of its insurance carriers, environmental liabilities, conflicts of interest, risks associated with the sale of tax credits, risks associated with developing and managing properties in partnership with others, the ability to maintain effective internal controls, compliance with governmental regulations, increased legislative and regulatory scrutiny of the financial services industry, changes in federal, state or local tax laws, volatility in the market price of its publicly traded securities, inflation risks, litigation risks, cybersecurity risks and cyber incidents, as well as other risks listed from time to time in the company's SEC filings, including but not limited to, the company's annual and quarterly reports.

Reconciliation of Net Earnings (Loss) to FFO
The table below reconciles net earnings (loss), the most comparable GAAP measure, to FFO, a non-GAAP measure.

	Three Months Ended October 31,		Nine Months Ended October 31,
	2013	2012	2013	2012
	(in thousands)
Net earnings (loss) attributable to Forest City Enterprises, Inc.	$153,329	$(1,078)	$117,680	$(22,043)
Depreciation and Amortization—Real Estate Groups	96,609	73,526	283,012	216,436
Impairment of depreciable rental properties	87,317	30,364	95,372	35,304
Gain on disposition of rental properties	(526,555)	(19,299)	(567,245)	(43,320)
Income tax expense (benefit) adjustments — current and deferred (2)
Gain on disposition of rental properties	204,162	7,893	220,993	17,174
Impairment of depreciable rental properties	(33,864)	(11,776)	(36,988)	(13,692)
FFO	$(19,002)	$79,630	$112,824	$189,859

FFO Per Share - Diluted
Numerator (in thousands):
FFO	$(19,002)	$79,630	$112,824	$189,859
If-Converted Method (adjustments for interest, net of tax):
3.625% Puttable Senior Notes due 2014	—	1,110	1,275	3,329
5.000% Convertible Senior Notes due 2016	—	382	1,148	1,148
4.250% Convertible Senior Notes due 2018	—	2,277	6,830	6,830
3.625% Convertible Senior Notes due 2020	—	—	1,884	—
FFO for per share data	$(19,002)	$83,399	$123,961	$201,166
Denominator
Weighted average shares outstanding—Basic	197,721,350	170,777,898	192,512,992	169,817,482
Effect of stock options, restricted stock and performance shares	—	1,220,010	1,460,461	965,683
Effect of convertible preferred stock	—	13,300,629	108,334	14,133,715
Effect of convertible debt	—	33,499,503	29,659,197	33,499,503
Effect of convertible Class A Common Units	—	3,646,755	3,646,755	3,646,755
Weighted average shares outstanding - Diluted (1)	197,721,350	222,444,795	227,387,739	222,063,138
FFO Per Share	$(0.10)	$0.37	$0.55	$0.91

(1)
For the three months ended October 31, 2013, the effect of 37,721,492 shares of dilutive securities was not included in the computation of diluted FFO per share because their effect is anti-dilutive due to the negative FFO for the quarter. As a result, an adjustment to FFO is not required for interest expense of $4,323,000 related to these securities.

(2)	The following table provides detail of Income Tax Expense (Benefit):

	Three Months Ended October 31,		Nine Months Ended October 31,
	2013	2012	2013	2012
	(in thousands)
Current taxes
Operating earnings	$(33,612)	$(23,239)	$(67,683)	$(28,345)
Gain on disposition of rental properties	62,763	(565)	75,364	(21,732)
Subtotal	29,151	(23,804)	7,681	(50,077)
Discontinued operations
Operating earnings	(79)	1,704	1,740	3,166
Gain on disposition of rental properties	(12,367)	15,961	4,616	21,592
Subtotal	(12,446)	17,665	6,356	24,758
Total Current taxes	16,705	(6,139)	14,037	(25,319)
Deferred taxes
Operating earnings	(35,659)	15,743	(29,836)	15,265
Gain on disposition of full or partial interests in rental properties	141,016	(252)	127,665	26,966
Impairment of depreciable rental properties	(33,864)	(11,712)	(36,988)	(12,042)
Subtotal	71,493	3,779	60,841	30,189
Discontinued operations
Operating earnings	(43)	(208)	(398)	262
Gain on disposition of rental properties	12,750	(7,251)	13,348	(9,652)
Impairment of real estate	—	(64)	—	(1,650)
Subtotal	12,707	(7,523)	12,950	(11,040)
Total Deferred taxes	84,200	(3,744)	73,791	19,149
Grand Total	$100,905	$(9,883)	$87,828	$(6,170)

Reconciliation of Operating FFO to FFO - Pro-Rata Consolidation	Three Months Ended October 31,			Nine Months Ended October 31,
	2013	2012	% Change	2013	2012	% Change
Portfolio Pre-tax FFO:	(in thousands)			(in thousands)
Commercial Group	$(89,909)	$77,336		$31,502	$235,268
Residential Group	34,266	33,042		81,594	96,547
Arena	662	2,278		(2,906)	4,890
Land Group	6,596	615		12,147	(46,927)
Adjustments to Portfolio Pre-Tax FFO:
Net (gain) loss on land held for divestiture activity	(186)	(277)		5,968	51,575
Impairment of non-depreciable real estate	97,376	—		97,376	—
Abandoned development project write-offs	26,528	401		29,304	13,754
Tax credit income	(6,780)	(4,851)		(18,149)	(16,732)
(Gain) loss on extinguishment of portfolio debt	70	(9,019)		(24,344)	(7,175)
Change in fair market value of nondesignated hedges	(4,043)	(2,709)		5,778	(10,570)
Net gain on change in control of interests	—	—		(2,762)	(4,064)
Straight-line rent adjustments	(4,886)	(3,107)		(10,877)	(11,717)
Participation payments	303	—		2,801	—
Non-outlot land sales	—	—		(8,927)	(36,484)
Non-capitalizable demolition costs	8,200	—		8,200	—
Adjustments to Portfolio Pre-Tax FFO subtotal	116,582	(19,562)		84,368	(21,413)
Portfolio Pre-tax Operating FFO	68,197	93,709	(27.2)%	206,705	268,365	(23.0)%
Corporate Group Pre-tax FFO	(39,960)	(32,164)		(102,927)	(86,864)
Loss on extinguishment of debt - Corporate Group	13,076	789		18,102	789
Operating FFO	41,313	62,334	(33.7)%	121,880	182,290	(33.1)%
Nets Pre-tax FFO	(50)	(7,477)		(2,763)	(22,707)
Add back adjustments to Portfolio Pre-Tax FFO above	(116,582)	19,562		(84,368)	21,413
Add back loss on extinguishment of debt - Corporate Group	(13,076)	(789)		(18,102)	(789)
Income tax benefit (expense) on FFO	69,393	6,000		96,177	9,652
FFO	$(19,002)	$79,630	(123.9)%	$112,824	$189,859	(40.6)%

Operating FFO Per Share - Diluted
Numerator (in thousands):
Operating FFO	$41,313	$62,334		$121,880	$182,290
If-Converted Method (adjustments for interest, pre-tax):
3.625% Puttable Senior Notes due 2014	—	1,812		2,083	5,438
5.00% Convertible Senior Notes due 2016	625	625		1,875	1,875
4.25% Convertible Senior Notes due 2018	3,719	3,719		11,157	11,157
3.625% Convertible Senior Notes due 2020	2,718	—		3,078	—
Operating FFO for per share data	$48,375	$68,490		$140,073	$200,760

Denominator
Weighted average shares outstanding - Diluted	235,442,842	222,444,795		227,387,739	222,063,138
Operating FFO Per Share	$0.21	$0.31		$0.62	$0.90

Reconciliation of Net Operating Income (non-GAAP) to Net Earnings (Loss) (GAAP) (in thousands)

	Three Months Ended October 31, 2013					Three Months Ended October 31, 2012
	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)
Net operating income	$121,637	$10,117	$—	$(277)	$111,243	$153,987	$6,563	$—	$9,340	$156,764
Interest expense	(72,126)	(6,950)	(26,158)	(16)	(91,350)	(66,744)	(4,004)	(25,932)	(2,712)	(91,384)
Interest expense of unconsolidated entities	(26,158)	—	26,158	—	—	(25,932)	—	25,932	—	—
Gain (loss) on extinguishment of debt	(13,096)	—	(50)	—	(13,146)	8,007	(415)	—	(192)	8,230
Gain (loss) on extinguishment of debt of unconsolidated entities	(50)	—	50	—	—	—	—	—	—	—
Equity in (earnings) loss of unconsolidated entities	(46,660)	(162)	45,442	—	(1,056)	(3,906)	(61)	11,187	—	7,342
Net gain (loss) on land held for divestiture activity	—	—	186	—	186	807	247	(283)	—	277
Net gain (loss) on land held for divestiture activity of unconsolidated entities	186	—	(186)	—	—	(283)	—	283	—	—
Net gain (loss) on disposition of rental properties and partial interests in rental properties	491,160	—	34,281	1,114	526,555	—	—	—	19,299	19,299
Gain (loss) on disposition of unconsolidated entities	34,281	—	(34,281)	—	—	—	—	—	—	—
Impairment of consolidated and unconsolidated real estate	(200,155)	(15,462)	—	—	(184,693)	(30,200)	—	—	(164)	(30,364)
Depreciation and amortization—Real Estate Groups (a)	(83,999)	(6,010)	(18,620)	—	(96,609)	(54,442)	(2,679)	(19,145)	(2,618)	(73,526)
Amortization of mortgage procurement costs	(2,246)	(178)	(770)	—	(2,838)	(2,611)	(74)	(773)	(54)	(3,364)
Depreciation and amortization of unconsolidated entities	(19,390)	—	19,390	—	—	(19,918)	—	19,918	—	—
Straight-line rent adjustment	4,906	—	—	(20)	4,886	3,015	—	—	92	3,107
Earnings (loss) before income taxes	188,290	(18,645)	45,442	801	253,178	(38,220)	(423)	11,187	22,991	(3,619)
Income tax benefit (expense)	(100,644)	—	—	(261)	(100,905)	20,025	—	—	(10,142)	9,883

Equity in earnings (loss) of unconsolidated entities, gross of tax	46,474	162	(45,256)	—	1,056	4,189	61	(11,470)	—	(7,342)
Net gain (loss) on land held for divestiture activity of unconsolidated entities, gross of tax	186	—	(186)	—	—	(283)	—	283	—	—
	46,660	162	(45,442)	—	1,056	3,906	61	(11,187)	—	(7,342)
Earnings (loss) from continuing operations	134,306	(18,483)	—	540	153,329	(14,289)	(362)	—	12,849	(1,078)
Discontinued operations, net of tax	668	128	—	(540)	—	12,642	(207)	—	(12,849)	—
Net earnings (loss)	134,974	(18,355)	—	—	153,329	(1,647)	(569)	—	—	(1,078)
Noncontrolling interests
(Earnings) loss from continuing operations attributable to noncontrolling interests, gross of tax	18,483	18,483	—	—	—	362	362	—	—	—
(Earnings) loss from discontinued operations attributable to noncontrolling interests	(128)	(128)	—	—	—	207	207	—	—	—
	18,355	18,355	—	—	—	569	569	—	—	—
Net earnings (loss) attributable to Forest City Enterprises, Inc.	$153,329	$—	$—	$—	$153,329	$(1,078)	$—	$—	$—	$(1,078)
Preferred dividends and inducements of preferred stock conversion	—	—	—	—	—	(17,731)	—	—	—	(17,731)
Net earnings (loss) attributable to Forest City Enterprises, Inc. common shareholders	$153,329	$—	$—	$—	$153,329	$(18,809)	$—	$—	$—	$(18,809)
(a) Depreciation and amortization - Real Estate Groups	$83,999	$6,010	$18,620	$—	$96,609	$54,442	$2,679	$19,145	$2,618	$73,526
Depreciation and amortization - Non-Real Estate	1,101	—	—	—	1,101	1,037	—	—	—	1,037
Total depreciation and amortization	$85,100	$6,010	$18,620	$—	$97,710	$55,479	$2,679	$19,145	$2,618	$74,563

Reconciliation of Net Operating Income (non-GAAP) to Net Earnings (Loss) (GAAP) (in thousands)

	Nine Months Ended October 31, 2013					Nine Months Ended October 31, 2012
	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)
Net operating income	$432,506	$24,190	$—	$8,167	$416,483	$463,914	$13,417	$—	$28,333	$478,830
Interest expense	(250,100)	(21,361)	(75,431)	(2,777)	(306,947)	(180,988)	(9,400)	(76,230)	(10,057)	(257,875)
Interest expense of unconsolidated entities	(75,431)	—	75,431	—	—	(76,230)	—	76,230	—	—
Gain (loss) on extinguishment of debt	6,335	—	(57)	(36)	6,242	7,288	(603)	(1,313)	(192)	6,386
Gain (loss) on extinguishment of debt of unconsolidated entities	(57)	—	57	—	—	(1,313)	—	1,313	—	—
Equity in (earnings) loss of unconsolidated entities, including impairment	(60,682)	644	64,678	—	3,352	17,933	(260)	1,413	—	19,606
Net gain (loss) on land held for divestiture activity	(7,555)	(720)	867	—	(5,968)	(5,651)	3,754	(42,170)	—	(51,575)
Net gain (loss) on land held for divestiture activity of unconsolidated entities	867	—	(867)	—	—	(42,170)	—	42,170	—	—
Net gain (loss) on disposition of rental properties and partial interests in rental properties	496,092	—	32,771	38,382	567,245	—	—	16,107	27,213	43,320
Gain (loss) on disposition of unconsolidated entities	32,771	—	(32,771)	—	—	16,107	—	(16,107)	—	—
Impairment of consolidated and unconsolidated real estate	(208,210)	(15,462)	—	—	(192,748)	(30,660)	—	(390)	(4,254)	(35,304)
Impairment of unconsolidated real estate	—	—	—	—	—	(390)	—	390	—	—
Depreciation and amortization—Real Estate Groups (a)	(241,829)	(15,367)	(54,550)	(2,000)	(283,012)	(153,481)	(4,640)	(57,992)	(9,603)	(216,436)
Amortization of mortgage procurement costs	(7,572)	(530)	(2,334)	(50)	(9,426)	(8,674)	(303)	(2,423)	(546)	(11,340)
Depreciation and amortization of unconsolidated entities	(56,884)	—	56,884	—	—	(60,415)	—	60,415	—	—
Straight-line rent adjustment	10,718	—	—	159	10,877	10,812	—	—	905	11,717
Earnings (loss) before income taxes	70,969	(28,606)	64,678	41,845	206,098	(43,918)	1,965	1,413	31,799	(12,671)
Income tax benefit (expense)	(68,522)	—	—	(19,306)	(87,828)	19,888	—	—	(13,718)	6,170
Net gain on change in control of interests	2,762	—	—	—	2,762	6,766	2,702	—	—	4,064

Equity in earnings (loss) of unconsolidated entities, including impairment of depreciable real estate, gross of tax	59,815	(644)	(63,811)	—	(3,352)	24,237	260	(43,583)	—	(19,606)
Net gain (loss) on land held for divestiture activity of unconsolidated entities, gross of tax	867	—	(867)	—	—	(42,170)	—	42,170	—	—
	60,682	(644)	(64,678)	—	(3,352)	(17,933)	260	(1,413)	—	(19,606)
Earnings (loss) from continuing operations	65,891	(29,250)	—	22,539	117,680	(35,197)	4,927	—	18,081	(22,043)
Discontinued operations, net of tax	28,515	5,976	—	(22,539)	—	19,439	1,358	—	(18,081)	—
Net earnings (loss)	94,406	(23,274)	—	—	117,680	(15,758)	6,285	—	—	(22,043)
Noncontrolling interests
(Earnings) loss from continuing operations attributable to noncontrolling interests, gross of tax	29,250	29,250	—	—	—	(4,927)	(4,927)	—	—	—
(Earnings) loss from discontinued operations attributable to noncontrolling interests	(5,976)	(5,976)	—	—	—	(1,358)	(1,358)	—	—	—
	23,274	23,274	—	—	—	(6,285)	(6,285)	—	—	—
Net earnings (loss) attributable to Forest City Enterprises, Inc.	$117,680	$—	$—	$—	$117,680	$(22,043)	$—	$—	$—	$(22,043)
Preferred dividends and inducements of preferred stock conversion	(185)	—	—	—	(185)	(25,431)	—	—	—	(25,431)
Net earnings (loss) attributable to Forest City Enterprises, Inc. common shareholders	$117,495	$—	$—	$—	$117,495	$(47,474)	$—	$—	$—	$(47,474)
(a) Depreciation and amortization—Real Estate Groups	$241,829	$15,367	$54,550	$2,000	$283,012	$153,481	$4,640	$57,992	$9,603	$216,436
Depreciation and amortization—Non-Real Estate	3,476	—	—	—	3,476	2,233	—	—	—	2,233
Total depreciation and amortization	$245,305	$15,367	$54,550	$2,000	$286,488	$155,714	$4,640	$57,992	$9,603	$218,669

	Net Operating Income (in thousands)
	Three Months Ended October 31, 2013				Three Months Ended October 31, 2012				% Change
	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Pro-Rata Consolidation (Non-GAAP)
Commercial Group
Retail
Comparable	$49,249	$558	$—	$48,691	$49,071	$635	$—	$48,436	0.4%	0.5%
Total	54,631	417	—	54,214	62,012	2,106	590	60,496
Office Buildings
Comparable	54,961	2,288	—	52,673	56,769	1,884	—	54,885	(3.2)%	(4.0)%
Total	55,288	2,331	(277)	52,680	57,506	1,889	4,543	60,160
Hotels	—	—	—	—	1,340	—	2,860	4,200
Land Sales	(7)	—	—	(7)	3,703	—	—	3,703
Other (1)	(40,113)	(195)	—	(39,918)	146	(7)	(163)	(10)
Total Commercial Group
Comparable	104,210	2,846	—	101,364	105,840	2,519	—	103,321	(1.5)%	(1.9)%
Total	69,799	2,553	(277)	66,969	124,707	3,988	7,830	128,549
Arena	10,757	5,083	—	5,674	1,278	802	—	476
Residential Group
Apartments
Comparable	37,884	683	—	37,201	35,933	598	—	35,335	5.4%	5.3%
Total	38,941	1,138	—	37,803	37,602	817	1,356	38,141
Subsidized Senior Housing	3,335	212	—	3,123	6,471	55	—	6,416
Military Housing	7,037	256	—	6,781	6,770	285	—	6,485
Land Sales	224	—	—	224	—	—	—	—
Other (1)	(2,526)	56	—	(2,582)	(1,723)	131	154	(1,700)
Total Residential Group
Comparable	37,884	683	—	37,201	35,933	598	—	35,335	5.4%	5.3%
Total	47,011	1,662	—	45,349	49,120	1,288	1,510	49,342
Total Rental Properties
Comparable	142,094	3,529	—	138,565	141,773	3,117	—	138,656	0.2%	(0.1)%
Total	127,567	9,298	(277)	117,992	175,105	6,078	9,340	178,367
Land Development Group	7,386	819	—	6,567	886	485	—	401
The Nets	(50)	—	—	(50)	(7,477)	—	—	(7,477)
Corporate Activities	(13,266)	—	—	(13,266)	(14,527)	—	—	(14,527)
Grand Total	$121,637	$10,117	$(277)	$111,243	$153,987	$6,563	$9,340	$156,764

(1)	Includes write-offs of abandoned development projects, non-capitalizable development costs and unallocated management and service company overhead, net of tax credit income.

	Net Operating Income (in thousands)
	Nine Months Ended October 31, 2013				Nine Months Ended October 31, 2012				% Change
	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Pro-Rata Consolidation (Non-GAAP)
Commercial Group
Retail
Comparable	$161,232	$3,836	$—	$157,396	$158,086	$4,055	$—	$154,031	2.0%	2.2%
Total	175,954	2,832	—	173,122	180,932	5,645	3,021	178,308
Office Buildings
Comparable	166,070	6,623	—	159,447	174,443	6,175	—	168,268	(4.8)%	(5.2)%
Total	173,947	7,862	4,905	170,990	179,222	6,374	12,703	185,551
Hotels	1,391	—	2,628	4,019	2,922	—	6,087	9,009
Land Sales (1)	10,837	—	—	10,837	40,201	—	—	40,201
Other (2)	(61,683)	(694)	212	(60,777)	(16,529)	(184)	1,168	(15,177)
Total Commercial Group
Comparable	327,302	10,459	—	316,843	332,529	10,230	—	322,299	(1.6)%	(1.7)%
Total	300,446	10,000	7,745	298,191	386,748	11,835	22,979	397,892
Arena	21,557	10,232	—	11,325	(9,231)	(3,507)	—	(5,724)
Residential Group
Apartments
Comparable	109,422	1,891	—	107,531	104,517	1,877	—	102,640	4.7%	4.8%
Total	117,709	2,640	220	115,289	109,131	2,342	4,995	111,784
Subsidized Senior Housing	10,999	417	—	10,582	15,582	259	—	15,323
Military Housing	17,414	341	—	17,073	21,433	529	—	20,904
Land Sales	224	—	—	224	—	—	—	—
Other (2)	(12,943)	(1,838)	202	(10,903)	(6,007)	416	359	(6,064)
Total Residential Group
Comparable	109,422	1,891	—	107,531	104,517	1,877	—	102,640	4.7%	4.8%
Total	133,403	1,560	422	132,265	140,139	3,546	5,354	141,947
Total Rental Properties
Comparable	436,724	12,350	—	424,374	437,046	12,107	—	424,939	(0.1)%	(0.1)%
Total	455,406	21,792	8,167	441,781	517,656	11,874	28,333	534,115
Land Development Group	20,592	2,398	—	18,194	10,355	1,543	—	8,812
The Nets	(2,763)	—	—	(2,763)	(22,707)	—	—	(22,707)
Corporate Activities	(40,729)	—	—	(40,729)	(41,390)	—	—	(41,390)
Grand Total	$432,506	$24,190	$8,167	$416,483	$463,914	$13,417	$28,333	$478,830

(1)	Includes $8,927 and $36,484 of NOI generated from certain non-outlot land sales at full and pro-rata consolidation for the nine months ended October 31, 2013 and 2012, respectively.

(2)	Includes write-offs of abandoned development projects, non-capitalizable development costs and unallocated management and service company overhead, net of tax credit income.